Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 25, 2021, with respect to the consolidated financial statements of PureCycle Technologies, Inc. contained in the Form 8-K filed on June 25, 2021, which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

/s/ Grant Thornton LLP

Chicago, Illinois

June 28, 2021